COMPUTATION OF PER SHARE EARNINGS


                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                    ---------------------------
                                                        1996           1995
                                                    ------------     ----------
Common Stock outstanding at beginning
     of year                                          6,448,442      6,448,442

Exercise of warrant                                     197,079

Issuance of Common Stock from Merger with
     Kelly Russell Studios, Inc.                      2,041,189

Issuance of Common Stock from Private
     Placement                                        4,324,237
                                                    ------------     ----------

Common Stock outstanding at end of year              13,010,947      6,448,442
                                                    ------------     ----------
                                                    ------------     ----------

Weighted average shares outstanding during the
     year assuming exercise of warrants               8,695,876      6,645,157

Shares assumed outstanding approximating the
     number of shares sold (at the net offering
     proceeds per share of $1.20 and $1.26 per
     share) to fund the S Corporation distribution    1,291,265      1,393,550

Shares assumed to be repurchased under the
     treasury stock method at a fair market value
     per share of $1.00 for the year ended
     December 31, 1995                                                  (2,105)
                                                    ------------     ----------

Total                                                 9,987,141      8,036,602
                                                    ------------     ----------
                                                    ------------     ----------

Pro forma net income (loss) data:

Income (loss) before income taxes                   ($3,358,283)     $ 568,311

Pro forma (benefit) provision for income taxes         (671,657)       113,836

Minority interest in (income) loss of subsidiary         94,172       (243,055)
                                                    ------------     ----------
Pro forma net income (loss)                         ($2,592,454)      $211,420
                                                    ------------     ----------
                                                    ------------     ----------

Pro forma net income (loss) per share:

Income (loss) from operations                            ($0.27)         $0.06

Minority interest in (income) loss of

   subsidiaries                                            0.01          (0.03)
                                                    -----------     ----------

Pro forma net income (loss)                              ($0.26)         $0.03
                                                    ------------     ----------
                                                    ------------     ----------

                                     Exhibit 11.1